NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 9, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 27, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Feihe International, Inc. and International Diamond Infant Formula Holding Limited, Platinum Infant Formula Holding Limited, and a wholly owned subsidiary of Holdco ('Parent'), Infant Formula Merger Sub Holding Inc., and a wholly owned subsidiary of Parent ('Merger Sub') became effective on June 27, 2013. Each share of Common Share of Feihe International, Inc. was converted into $7.40 in cash per share. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 28, 2013.